EXHIBIT 10.399

THE CHARLES SCHWAB CORPORATION
2013 STOCK INCENTIVE PLAN
NOTICE OF NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION STOCK OPTION GRANT

You have been granted the following option to purchase common stock (“Shares”) of The Charles Schwab Corporation (“Schwab”) under The Charles Schwab Corporation 2013 Stock Incentive Plan (the “Plan”):

Name of Recipient:	<first_name> <last_name>
Total Number of Shares Granted:	<shares_awarded>
Exercise Price per Share:	<award_price>
Grant Date:	<award_date>
Expiration Date:	<expire_date>
Vesting Schedule:	This option is fully vested and non-forfeitable at all times.

You and Schwab agree that this option is granted under and governed by the terms and conditions of the Plan, The Charles Schwab Corporation Directors' Deferred Compensation Plan II and the Stock Option Agreement, which are made a part of this notice. Please review the Plan and the Stock Option Agreement carefully, as they explain the terms and conditions of this option. You agree that Schwab may deliver electronically all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. By accepting this grant, you agree to all of the terms and conditions described above, in the Deferred Compensation Stock Option Agreement and in the Plan.

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THE CHARLES SCHWAB CORPORATION
2013 STOCK INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION STOCK OPTION AGREEMENT

Tax Treatment	This option is a non-qualified stock option and is not intended to qualify as an incentive stock option under federal tax laws.
Vesting
This option has been issued under The Charles Schwab Corporation 2013 Stock Incentive Plan (the “Plan”) pursuant to your deferral election under The Charles Schwab Corporation Directors’ Deferred Compensation Plan II (the "Deferred Compensation Plan") and is fully vested and non-forfeitable at all times.

Exercise Procedures
You or your representative may exercise this option by following the procedures prescribed by The Charles Schwab Corporation (“Schwab”). If this option is being exercised by your representative, your representative must furnish proof satisfactory to Schwab of your representative's right to exercise this option. After completing the prescribed procedures, Schwab will cause to be issued the shares of common stock of Schwab (“Shares”) purchased, which will be registered in the name of the person exercising this option.

Forms of Payment	When you submit your notice of exercise, you must pay the option exercise price for the Shares you are purchasing. Payment may be made in one of the following forms:

•    Cash in your Schwab brokerage account in an amount sufficient to cover the option exercise price of the Shares and the required tax withholding (this exercise method is sometimes referred to as “Exercise and Hold”).

• Shares surrendered to Schwab. These Shares will be valued at their fair market value on the date when the new Shares are purchased. (This exercise method is sometimes referred to as a “Stock Swap.”)

•    By delivery (in a manner prescribed by Schwab) of an irrevocable direction to Charles Schwab & Co., Inc. to sell Shares (including Shares to be issued upon exercise of this option) and to deliver all or part of the sale proceeds to Schwab in payment of all or part of the exercise price. (This exercise method is sometimes referred to as “Exercise and Sell” or “Sell to Cover.”)

Term	This option expires no later than the 10th anniversary of the Grant Date but may expire earlier upon your termination of service, as described below.

Termination of Service as Non‑Employee Director
This option will expire on the date three months following the date of your termination of service as a non-employee director if such service terminates for any reason other than on account of becoming a common‑law employee of Schwab or its subsidiaries, death, disability or retirement. The terms “disability” and “retirement” are defined below.
If you become an employee of Schwab or its subsidiaries, this option will expire on the date three months following the date you cease to be an employee of Schwab and its subsidiaries (other than by reason of disability, death or retirement). If you cease to be a non-employee director or an employee of Schwab and its subsidiaries by reason of your disability or death, then this option will expire on the first anniversary of the date of your death or disability.
If you cease to be a non‑employee director by reason of your retirement, then this option will expire on the 10th anniversary of the Grant Date.

Definition of Disability
For all purposes of this Agreement, "disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than 12 months or which can be expected to result in death as determined by Schwab in its sole discretion.

Definition of Retirement
For all purposes of this Agreement, "retirement" means your resignation or removal from the Board of Directors of Schwab (“Board”) or the board of a subsidiary of Schwab at any time after you have attained age 70 or completed 5 continuous years of service as a non‑employee director on the Board and/or the board of a subsidiary of Schwab. Serving simultaneously for a year on the Board and the board of a subsidiary of Schwab is counted as one year total for purposes of determining years of service. If you serve on the Board and the board of a subsidiary of Schwab, you must leave both boards to qualify for retirement.

Restrictions on Exercise and Issuance or Transfer of Shares
You cannot exercise this option and no Shares may be issued under this option if the issuance of Shares at that time would violate any applicable law, regulation or rule. Schwab may impose restrictions upon the sale, pledge, or other transfer of Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of Schwab and its counsel, such restrictions are necessary or desirable to comply with applicable law, regulations, or rules.

No Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of Schwab until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

No Right to Remain Director or Employee	Nothing in this Agreement will be construed as giving you the right to be retained as a director or an employee of Schwab and its subsidiaries.
Transfer of Option
In general, only you may exercise this option prior to your death. You may not assign, sell, transfer, pledge, encumber, or otherwise dispose of this option, except as provided below. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid.

You may dispose of this option in your will or in a beneficiary designation. You may designate one or more beneficiaries by filing a beneficiary designation form with Schwab. You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your options will be exercisable by your estate.

This option may not be assigned, transferred, pledged, encumbered, or otherwise disposed of in any settlement, judgment, decree or order (including approval of a property settlement agreement) that relates to the provision of child support, alimony payments, or marital property rights or domestic property rights.

Plan Administration
The Plan administrator has discretionary authority to make all determinations related to this grant and to construe the terms of the Plan and this Agreement. The Plan administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Shares, the Compensation Committee of the Board shall adjust the number of Shares covered by this option and the exercise price per Share.

Severability
In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and Schwab regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.

BY ACCEPTING THIS OPTION GRANT,
YOU AGREE TO ALL OF THE TERMS AND CONDITIONS
DESCRIBED ABOVE AND IN THE PLANS.

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